Exhibit 99.1

EURAMAX HOLDINGS, INC.
ANNUAL ELECTION OF DIRECTORS AND APPOINTMENT OF NEW DIRECTOR

Norcross, Georgia, May 29, 2014 - Euramax Holdings, Inc. (the “Company) is pleased to announce that all the nominees proposed for election to the Board of Directors were re-elected as directors, effective as of May 22, 2014. They are Trey B. Parker, III, Jake Tomlin, James G. Bradley, Jeffrey A. Brodsky and Michael D. Lundin, all of whom shall serve until the next annual meeting of stockholders. We are also pleased to announce that Timothy J. Bernlohr was appointed to the Board of Directors, effective as of May 23, 2014, in accordance with Credit Suisse Securities (USA) LLC’s director designation rights under the Company’ stockholders agreement.
Timothy J. Bernlohr, age 55, has been appointed to the board of directors of the Company, effective May 23, 2014. Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets. RBX was sold to multiple buyers in 2004 and 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr is the chairman of the board of directors of Champion Homes, Inc. and also serves as lead director of Chemtura Corporation (NYSE-CHMT), lead director of Contech Engineered Solutions and as a director of both Rock-Tenn Company (NYSE-RKT) and Atlas Air Worldwide Holdings, Inc. (Nasdaq- AAWW). Mr. Bernlohr also serves as a director and is chairman of the compensation committees of Patriot Coal Company, Neenah Foundry, Inc., and Bally’s Total Fitness. Within the last five years, he has served as a director of Smurfit Stone Container Corporation (NYSE- SSCC), Ambassadors International, Inc. (Nasdaq-AMIE), WCI Steel (Nasdaq WCIS), Aventine Renewable Energy, (Nasdaq-AVRW) and Cash Store Financial Services, (NYSE-CSFS). Mr. Bernlohr is a graduate of The Pennsylvania State University.
Contact Information
Euramax Holdings, Inc.
Shyam K. Reddy (678) 728-9654
Chief Administrative Officer, General Counsel & Corporate Secretary
Email: sreddy@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.